Exhibit 99.1

CreXus Investment Corp. Reports Core EPS for the 1st Quarter 2010 of $0.07

NEW YORK--(BUSINESS WIRE)--April 28, 2010--CreXus Investment Corp. (NYSE: CXS), today reported Core Earnings for the quarter ended March 31, 2010, of $1.2 million or $0.07 per average share as compared to a Core Loss of $873,000 or $0.05 per average share for the period commencing September 22, 2009 through December 31, 2009. “Core Earnings/Loss” represents a non-GAAP measure that approximates distributable income, and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, gains or losses on sales of securities and terminations of interest rate swaps and unrealized gains or losses on interest rate swaps. On a GAAP basis, the Company reported net income for the quarter ended March 31, 2010, of $1.8 million or $0.10 per average share as compared to a net loss of $1.0 million or $0.06 per average share for the period commencing September 22, 2009 through December 31, 2009.

During the quarter ended March 31, 2010, the Company sold commercial mortgage-backed securities (“CMBS”) with a carrying value of $61.2 million resulting in realized gains of $623,000. The Company had no sales of CMBS during the period commencing September 22, 2009 through December 31, 2009.

The Company declared common stock dividends for the quarter ended March 31, 2010, of $0.07 per share. The Company did not declare a dividend for the period commencing September 22, 2009 through December 31, 2009. The annualized dividend yield on the Company’s common stock for the first quarter based on the March 31, 2010 closing price of $13.37 was 2.09%. On a Core Earnings basis the Company provided an annualized return on average equity of 1.88% for the quarter ended March 31, 2010, as compared to (1.23%) for the period commencing September 22, 2009 through December 31, 2009. On a GAAP basis, the Company provided an annualized return on average equity of 2.85% for the quarter ended March 31, 2010, as compared to (1.42%) for the period commencing September 22, 2009 through December 31, 2009.

Kevin Riordan, Chief Executive Officer and President of CreXus, commented on the period’s results. “We continued deploying our capital in a patient manner during the first quarter and were able to increase our use of TALF financing to leverage returns on a portion of the investment portfolio. While we have seen an increase in the amount of investment opportunities in both loans and securities to generate attractive risk adjusted returns, we intend to remain vigilant with our asset selection.”

At March 31, 2010, the weighted average yield on interest earning assets was 6.71% and the weighted average cost of funds on secured financing agreements was 3.60%. At December 31, 2009, the weighted average yield on interest earning assets was 9.67% and the weighted average cost of funds on secured financing agreements was 3.62%. Leverage at March 31, 2010, was 0.7:1, in comparison to 0.1:1 at December 31, 2009.

The Company’s investment portfolio comprised 65.0% of its total assets at March 31, 2010. CMBS comprised approximately 75.9% of the Company’s investment portfolio at March 31, 2010. The balance of the investment portfolio was comprised of mezzanine commercial loans held for investment.

The following table summarizes investment portfolio information for the Company:

	For the quarter ended March 31, 2010	For the period commencing September 22, 2009 through December 31, 2009
	(dollars in thousands)	(dollars in thousands)
Investment portfolio at period-end	$282,808	$70,911
Interest bearing liabilities at period-end	173,960	25,579
Leverage at period-end (Debt:Equity)	0.7:1	0.1:1
Fixed-rate investments as percentage of portfolio	100.0%	100.0%
Fixed-rate investments
Commercial mortgage-backed securities as percentage
of fixed-rate assets	75.9%	44.7%
Commercial mortgage loans as percentage of fixed-rate assets	24.1%	55.3%
Weighted average yield on interest earning assets at period-end	6.71%	9.67%
Weighted average cost of funds at period-end	3.60%	3.62%

The following table summarizes characteristics for each asset class:

			For the period commencing
	For the quarter ended		September 22, 2009
	March 31, 2010		through December 31, 2009
	CMBS	Loans	CMBS	Loans
Weighted average cost basis	$101.40	$100.00	$96.80	$100.00
Weighted average fair value	$101.70	$100.00	$95.70	$100.00
Weighted average coupon	5.36%	11.80%	5.81%	12.24%
Fixed-rate percentage of asset class	100.00%	100.00%	100.00%	100.00%
Weighted average yield on assets at period-end	5.09%	11.80%	6.50%	12.24%
Weighted average cost of funds at period-end	3.60%	-	3.62%	-

The Company’s portfolio is comprised entirely of high credit quality CMBS and commercial mortgage loans. At March 31, 2010, and December 31, 2009, the Company’s CMBS portfolio was composed of AAA-rated securities and its commercial mortgage loan portfolio had no loans 60 days or more delinquent. During the quarter ending March 31, 2010, the company recorded a $15,000 general loan loss provision in general and administrative expenses as compared to a $2,000 loan loss provision recorded for the period commencing September 22, 2009 through December 31, 2009.

The weighted average cost basis of the CMBS was 101.4 as of March 31, 2010, as compared to 96.8 at December 31, 2009. The net amortization of premiums and accretion of discounts on CMBS for the quarter ending March 31, 2010 was $37,000 compared to none for the period commencing September 22, 2009 through December 31, 2009. The total net premium remaining unamortized at March 31, 2010, was $2.9 million as compared to a discount of $1.0 million at December 31, 2009.

General and administrative expenses, including the management fee, as a percentage of average total equity were 1.73% and 1.81% for the quarter ended March 31, 2010, and for the period commencing September 22, 2009 through December 31, 2009, respectively. At March 31, 2010, the Company had a common stock book value per share of $14.21 as compared to $14.12 at December 31, 2009.

CreXus is a specialty finance company that acquires, manages, and finances, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities and other commercial real estate-related assets. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that intends to elect to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company and currently has 18,120,112 shares of common stock outstanding.

The Company will hold the first quarter 2010 earnings conference call on Thursday, April 29, 2010, at 10:00 a.m. EDT. The number to call is 800-659-2037 for domestic calls and 617-614-2713 for international calls and the pass code is 36514989. The replay number is 888-286-8010 for domestic calls and 617-801-6888 for international calls and the pass code is 98385079. The replay will be available at 1:00 p.m. EDT for 48 hours after the earnings call. There will be a web cast of the call on www.crexusinvestment.com. If you would like to be added to the e-mail distribution list, please visit www.crexusinvestment.com, click on Investor Relations, then E-Mail Alerts, enter your e-mail address where indicated and click the Submit button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and strategy; our projected financial and operating results; our ability to obtain and maintain financing arrangements and the terms of such arrangements; general volatility of the markets in which we acquire assets; the implementation, timing and impact of, and changes to, various government programs, including, the Term Asset-Backed Securities Loan Facility and the Public-Private Investment Program; our expected assets; changes in the value of our assets; interest rate mismatches between our assets and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate assets; rates of default or decreased recovery rates on our assets; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent annual report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

Assets:	March 31, 2010	December 31, 2009
Cash and cash equivalents	$150,612	$212,133
Commercial mortgage-backed securities, at fair value	215,526	30,913
Mortgage loans held for investment,
net of allowance for loan losses ($15 and $2,
respectively)	67,283	39,998
Accrued interest receivable	1,600	578
Other assets	550	685
Total assets	$435,571	$284,307

Liabilities:
Secured financing agreements	$173,960	$25,579
Accrued interest payable	201	26
Accounts payable and other liabilities	2,355	2,521
Dividends payable	1,268	-
Investment management fees payable to affiliate	317	354
Total liabilites	178,101	28,480

Stockholders' Equity:
Common stock, par value $0.01 per share, 1,000,000,000
authorized, 18,120,112 issued and outstanding	181	181
Additional paid-in-capital	257,006	257,029
Accumulated other comprehensive income (loss)	734	(373)
Accumulated deficit	(451)	(1,010)
Total stockholders' equity	257,470	255,827
Total liabilities and stockholders' equity	$435,571	$284,307

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in thousands, except share and per share data)

	Quarter ended March 31, 2010	For the period commencing September 22, 2009 through December 31, 2009

Net interest income:
Interest income	$2,898	$325
Interest expense	584	26
Net interest income	2,314	299

Realized gains on sale of investments	623	-

Other expenses:
Management fee	317	354
Provision for loan losses	15	2
General and administrative expenses	777	951
Total other expenses	1,109	1,307

Net income (loss) before income tax	1,205	(1,008)
Income tax	-	1
Net income (loss):	$1,828	$(1,009)

Net income (loss) per share-basic and diluted	$0.10	$(0.06)
Weighted average number of shares outstanding-
basic and diluted	18,120,112	18,120,112

Comprehensive income (loss):
Net income (loss)	$1,828	$(1,009)
Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale	1,729	(373)
Reclassification adjustment for realized gains
included in net income	(623)	-
Comprehensive income (loss):	$2,934	$(1,382)

CONTACT:
CreXus Investment Corp.
Investor Relations
1-877-291-3453
www.crexusinvestment.com